UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Iconix Brand Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICONIX BRAND GROUP, INC.

1450 Broadway, 3rd Floor

New York, New York 10018

July 5, 2011

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Thursday, August 18, 2011, at 10:00 A.M. local time, at the offices of Iconix Brand Group, Inc., 1450 Broadway, 4th Floor, New York, New York 10018.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Neil Cole

Chairman of the Board,

President and

Chief Executive Officer

ICONIX BRAND GROUP, INC.

1450 Broadway, 3rd Floor

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 18, 2011

To the Stockholders of ICONIX BRAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) will be held on Thursday, August 18, 2011, at 10:00 A.M. local time, at the Company’s offices at 1450 Broadway, 4th Floor, New York, New York 10018, for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation;

4.	To approve, by non-binding advisory vote, the frequency of future non-binding advisory votes on the resolution approving named executive officer compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on June 23, 2011 are entitled to notice of and to vote at the Company’s Annual Meeting of Stockholders or any adjournments or postponements thereof.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF ICONIX BRAND GROUP, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF ICONIX BRAND GROUP, INC. COMMON STOCK TO GAIN ADMISSION TO THE MEETING.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Whether or not you attend the meeting, it is important that your shares be represented and voted.

By Order of the Board of Directors,

Neil Cole

Chairman of the Board, President

and Chief Executive Officer

July 5, 2011

PROXY STATEMENT

ICONIX BRAND GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 18, 2011

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICONIX BRAND GROUP, INC. (the “Company”, “Iconix”, “we”, “us” or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 18, 2011 at 10:00 AM local time, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2010 available to our stockholders electronically via the Internet instead of mailing a printed copy of these materials to each such stockholder. On or about July 5, 2011, we will mail to our stockholders a notice containing instructions on how to access this proxy statement and our annual report to stockholders and vote online (the “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report to stockholders. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Proxies duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy or by voting again at a later date on the internet or by telephone, by written notification of such revocation to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person. Only the latest ballot or Internet or telephone proxy submitted by a stockholder prior to the Annual Meeting will be counted.

The address and telephone number of the principal executive offices of the Company are:

1450 Broadway, 3rd Floor

New York, New York 10018

Telephone No.: (212) 730-0030

IF YOUR SHARES ARE HELD IN STREET NAME THROUGH A BROKER, BANK, OR OTHER NOMINEE, YOU NEED TO CONTACT THE RECORD HOLDER OF YOUR SHARES REGARDING HOW TO REVOKE YOUR PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on June 23, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 72,940,689 shares of the Company’s common stock, $.001 par value per share (the “common stock”), the Company’s only class of voting securities. Each share of common stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES

The directors will be elected by a majority of the votes “cast” (the number of shares voted “for” a director nominee must exceed the number of votes cast as “withheld” with respect to that nominee), provided a quorum is present. All other matters to be voted upon at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the shares cast “for” the matter, provided a quorum is present. A quorum is present if at least one-third of the shares of common stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election who are expected to be one or more employees of the Company’s transfer agent. In accordance with Delaware law, abstentions and “broker non-votes” ( i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. Proxies may be revoked as noted above.

PROPOSAL I

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders, which is expected to be held in 2012, or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. Each of the persons named below is presently a member of the Company’s Board of Directors and has indicated to the Board that he will be available to serve. The Board of Directors recommends that you vote “For” the nominees listed below.

When reviewing candidates to our Board of Directors (“Board”), the Corporate Governance/Nominating Committee of our Board (the “Governance/Nominating Committee”) and the Board consider the evolving needs of the Board and seek candidates that fill any current or anticipated future needs. The Governance / Nominating Committee and the Board also believe that all directors should possess the attributes described below under “Consideration of Director Nominees by the Board.” While the Governance/Nominating Committee does not have a formal policy with respect to diversity, the Board and the Governance/Nominating Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Governance/Nominating Committee and the Board consider the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. In addition to the qualities and skills of the directors that are referred to under ”Consideration of Director Nominees by the Board”, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole and what makes the individuals suitable to serve on our Board are described in the following paragraphs.

Name	Age	Position with the Company
Neil Cole	54	Chairman of the Board, President and Chief Executive Officer
Barry Emanuel	69	Director
Drew Cohen	42	Director
F. Peter Cuneo	67	Director
Mark Friedman	47	Director
James A. Marcum	52	Director
Laurence N. Charney	64	Director

Neil Cole has served as Chairman of our Board and as our Chief Executive Officer and President since our public offering in February 1993. In 2001, Mr. Cole founded The Candie’s Foundation, for the purpose of educating teenagers as to the risks and consequences of teen pregnancy. Mr. Cole received a Bachelor of Science degree in political science from the University of Florida in 1978 and his Juris Doctor from Hofstra law school in 1982. The Board believes that Mr. Cole’s global executive leadership skills, his significant experience as an executive in our industry, including as our Chief Executive Officer for more than the past 17 years, and his role in transforming our company from a manufacturing company to a leading brand management company make him uniquely qualified to sit on our Board and act as its chairman. In April 2003, Mr. Cole, without admitting or denying the SEC’s allegations, consented to the entry by the SEC of an administrative order in which Mr. Cole agreed to cease and desist from violating or causing any violations or future violation of certain books and records and periodic reporting provisions and the anti-fraud provisions of the Securities Exchange Act of 1934. Mr. Cole also paid a $75,000 civil monetary fine.

Barry Emanuel has served on our Board since May 1993. For more than the past five years, Mr. Emanuel has served as president of Copen Associates, Inc., a textile manufacturer located in New York, New York. He received his Bachelor of Science degree from the University of Rhode Island in 1962. The Board believes that Mr. Emanuel’s more than 30 years of experience in the apparel industry, including his service as our director for more than 17 years, contributes valuable insight to our Board.

Drew Cohen has served on our Board since April 2004. Since 2007 he has been the President of Music Theatre International, which represents the dramatic performing rights of classic properties, such as “West Side Story” and “Fiddler on the Roof,” and licenses over 50,000 performances a year around the world. Before joining Music Theatre International in September 2002, Mr. Cohen was, from July 2001, the Director of Investments for Big Wave NV, an investment management company, and, prior to that, General Manager for GlassNote Records, an independent record company. Mr. Cohen received a Bachelor of Science degree from Tufts University in 1990, his Juris Doctor degree from Fordham Law School in 1993, and a Masters degree in business administration from Harvard Business School in 2001 The Board believes that Mr. Cohen’s legal and business background and experience as an executive in an industry heavily involved in the licensing business, make him well suited to serve on our Board.

F. Peter Cuneo has served on our Board since October 2006. From June 2004 through December 2009 Mr. Cuneo served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc. (“Marvel Entertainment”), a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has also served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale in 2006. From October 2004 to December 2005, he served on the Board of Directors of Majesco Entertainment Company, a provider of video game products primarily for the family oriented, mass market consumer. Mr. Cuneo received a Bachelor of Science degree from Alfred University in 1967 and currently serves as the Chairman of the Alfred University Board of Trustees. Mr. Cuneo received a Masters degree in business administration from Harvard Business School in 1973. The Board believes that Mr. Cuneo’s extensive business and financial background and significant experience as an executive of Marvel Entertainment, an owner and licensor of iconic intellectual property, contributes important expertise to our Board.

Mark Friedman has served on our Board since October 2006. Mr. Friedman has been the Managing Partner of Trilea Partners LLC, an investment and consulting firm, since May 2006. Previously, beginning in 1996, Mr. Friedman was with Merrill Lynch, serving in various capacities including, most recently, as group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home goods segments. Prior thereto, he specialized in similar services for Lehman Brothers Inc. and Goldman, Sachs & Co. Mr. Friedman has been ranked on the Institutional Investor All-American Research Team as one of the top-rated sector analysts and received a Bachelor of Business Administration degree from the University of Michigan in 1986 and a Masters degree in business administration from The Wharton School, University of Pennsylvania in 1990. The Board believes that Mr. Friedman’s extensive business background and investment banking experience adds key experience and viewpoints to our Board.

James A. Marcum has served on our Board since October 2007. Since February 2010, he has been the Chief Executive Officer, President and a member of the board of Central Parking Corporation, a nationwide provider of professional parking management. From September 2008 to January 2010, Mr. Marcum served as Vice Chairman, Acting President and Chief Executive Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, home office products and entertainment software. Mr. Marcum has served as a member of the board of directors of Circuit City Stores, Inc. since June 2008. Circuit City Stores, Inc. filed for bankruptcy in November 2008. He is a limited partner of Tri-Artisan Capital Partners, LLC, a merchant banking firm, and served as an operating partner and operating executive of Tri-Artisan Capital Partners from 2004 until March 2008. From January 2005 to January 2006, he served in various capacities, including chief executive officer and director, of Ultimate Electronics, Inc., a consumer electronics retailer. Prior thereto, Mr. Marcum has served in various senior executive capacities for a variety of nationwide specialty retailers. He received a Bachelor’s degree from Southern Connecticut State University in accounting and economics in 1980. The Board believes that Mr. Marcum’s contributions to the Board are well served by his extensive business background, his experience as a corporate executive of national retail establishments and his experience as a partner and executive of a merchant banking firm.

Laurence N. Charney has served on our Board since February 2011. Since August 2008, Mr. Charney has served as a private consultant to financial and accounting firms. Previously, from 1970 through June 2007, Mr. Charney was employed by Ernst & Young, LLP, a registered public accounting firm, retiring as a partner. Mr. Charney currently serves as a director of Mrs. Fields’ Original Cookies, Inc., a private company involved in the development and franchising of retail stores, which sell cookies and other bakery products in the United States and internationally. In addition, Mr. Charney previously served as a director and audit committee member of Marvel Entertainment, Inc., XTL Bio-Pharmaceuticals Ltd., and Pure Biofuels, Inc. Mr. Charney graduated with a BBA degree from Hofstra University and completed the Executive MBA in Business program at Columbia University. The Board believes that Mr. Charney’s significant accounting and financial background contributes important expertise to our Board.

Board Independence

Our Board has determined that Messrs. Cohen, Cuneo, Emanuel, Friedman, Marcum and Charney are each an “independent director” under the Rules of The NASDAQ Stock Market LLC (“NASDAQ”).

Board Attendance at Stockholder Meetings

Members of the Board are encouraged to attend Annual Meetings of Stockholders. All seven of our Board members attended last year’s Annual Meeting of Stockholders.

Communications with the Board of Directors

Our Board of Directors, through its Governance/Nominating Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with members of the Board individually or the Board as a group by writing to: The Board of Directors of Iconix Brand Group, Inc. c/o Corporate Secretary, 1450 Broadway, 3rd Floor, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board.

Consideration of Director Nominees by the Board

Stockholders of the Company wishing to recommend director candidates to the Governance/Nominating Committee for election to our Board at our Annual Meeting of Stockholders must submit their recommendations in writing to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, 3rd Floor, New York, NY 10018.

The Governance/Nominating Committee will consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the Governance/Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residence addresses. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive. The recommendations must also state the name and record address of the stockholder who is submitting the recommendation and the class and number of shares of the Company’s common stock beneficially owned by the stockholder. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASDAQ Marketplace Rule 5605(a)(2), or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below in “Deadline and Procedures for Submitting Director Nominations” will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Governance/Nominating Committee. The Governance/Nominating Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Deadline and Procedures for Submitting Director Nominations

A stockholder wishing to nominate a candidate for election to our Board of Directors at the Annual Meeting of Stockholders is required to give written notice containing the required information specified above addressed to the Governance/Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, 3rd Floor, New York, NY 10018 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by our corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case the notice and other required information must be received not later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

CORPORATE GOVERNANCE

Board Leadership Structure

Currently, the Board believes our current leadership structure, where our Chief Executive Officer also serves as our Chairman, provides the most efficient and effective leadership model by enhancing the Chairman and Chief Executive Officer’s ability to provide insight and direction of business strategies and plans to both the Board and management. The Board believes our business strategies are best served if the Chairman is also a member of our management team. The Board believes that a single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus. We do not have a lead independent director; however, all of our Board committees are comprised of independent directors. We believe the independent nature of our Board committees, as well as the practice of our independent directors to meet in executive session without Mr. Cole and the other members of our management present, ensures that our Board maintains a level of independent oversight of management that is appropriate for our Company.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance/Nominating Committee manages risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports, or otherwise, about such risks.

Corporate Governance Policies

We have adopted a written code of business conduct that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In addition, we have established an ethics web site at www.ethicspoint.com . To assist individuals in upholding the code of conduct and to facilitate reporting, we have established an on-line anonymous and confidential reporting mechanism that is hosted at www.ethicspoint.com , and an anonymous and confidential telephone hotline at 800-963-5864. Copies of our code of business conduct are available, without charge, upon written request directed to our Corporate Secretary at Iconix Brand Group, Inc., 1450 Broadway, 3rd Floor, New York, NY 10018.

Committees of the Board of Directors

Our by-laws authorize our Board to appoint one or more committees, each consisting of one or more directors. Our Board currently has three standing committees: an Audit Committee, Governance/Nominating Committee and a Compensation Committee, each of which has adopted written charters and which are currently available on our website. We are not incorporating any of the information on our web site into this proxy statement. Each member of the Audit Committee, Governance/Nominating Committee and Compensation Committee is, and is required to be, an “independent director” under the Marketplace Rules of NASDAQ.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, replacing, overseeing and compensating the work of a firm to serve as the registered independent public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

The members of our Audit Committee are Messrs. Cuneo, Cohen and Marcum, and Mr. Cuneo currently serves as its chairperson. In addition to being an “independent director” under the Marketplace Rules of NASDAQ, each member of the Audit Committee is an independent director under applicable SEC rules under the Securities Exchange Act of 1934. Our Board of Directors has also determined that Mr. Mendelow is the “audit committee financial expert,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules, serving on the audit committee.

Governance/Nominating Committee

Our Governance/Nominating Committee’s responsibilities include:

•	to assist the Board in defining and assessing qualifications for Board membership and to identify qualified individuals to serve as Directors;

•	to recommend Director nominees for each annual meeting of the stockholders and nominees for election to fill any vacancies on the Board;

•	to consider and recommend to the Board corporate governance principles applicable to the Company; and

•	to lead the Board in its self-evaluation and to establish criteria in such evaluation.

The members of our Governance/Nominating committee are Messrs. Cohen, Emanuel, Friedman and Marcum. Mr. Cohen currently serves as its chairperson.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	formulating, evaluating and approving compensation for our executive officers, including the chief executive officer;

•	overseeing and approving all compensation programs involving our stock and other equity securities;

•	reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) required under Item 402 of Regulation S-K promulgated by the SEC; and

•	assessing the risks associated with our compensation practices, policies and programs.

The members of our Compensation Committee are Messrs. Cuneo, Emanuel and Friedman. Mr. Friedman currently serves as its chairperson.

From time to time, management provides to the compensation committee proposals concerning total compensation for officers. The Committee considers recommendations from our president and chief executive officer regarding total compensation for such officers. The committee also approves grants of equity awards to employees.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees or individuals, including, but not limited to, a subcommittee composed of one or more members of the Board or an executive to grant and administer stock, option and other equity awards under the Company’s equity incentive plans.

Meetings of the Board of Directors and its Committees during the Year Ended December 31, 2010

The Board of Directors held six meetings (including six executive sessions of the independent Board members) during the fiscal year ended December 31, 2010 (“2010”), and it also took action by unanimous written consent in lieu of meetings. In addition, during 2010, the Audit committee held four meetings, the Governance/Nominating Committee held 2 meetings and the Compensation Committee held 2 meetings. During 2010, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings of all committees of the Board on which they served.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% owners are required by certain SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by it, we believe that during 2010, there was compliance with the filing requirements applicable to its officers, directors and 10% common stockholders.

Director Compensation

The compensation committee determined that for each full year of service as a director of our company during 2010, each non-employee member of the Board would receive a cash payment of $50,000, payable 50% on or about each January 1 and 50% on or about each July 1, and a number of restricted shares of common stock with a fair market value of $100,000 on January 1, vesting 100% on July 1 of each year. In addition, the compensation committee determined that the audit committee chair would receive an annual stipend of $15,000, and the chairs of the compensation committee and nominating and governance committee would receive an annual stipend of $10,000, each payable each July 1.

The following table sets forth compensation information for 2010 for each person who served as a member of our Board of Directors at any time during 2010 who is not also an executive officer. An executive officer who serves on our Board does not receive additional compensation for serving on the Board. See Summary Compensation Table and Grants of Plan-Based Awards Table for disclosures related to our Chairman of the Board, President and Chief Executive Officer, Neil Cole.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry Emanuel	$50,000	$100,000	—	—	—	—	$150,000
Steven Mendelow(3)	65,000	100,000	—	—	—	—	165,000
Drew Cohen	60,000	100,000	—	—	—	—	160,000
F. Peter Cuneo	50,000	100,000	—	—	—	—	150,000
Mark Friedman	60,000	100,000	—	—	—	—	160,000
James A. Marcum	50,000	100,000	—	—	—	—	150,000

(1)	Represents the aggregate grant date fair value.

(2)	At December 31, 2010 our non-employee directors owned the following unexercised options—Drew Cohen 50,000; Barry Emanuel—191,173; and Steven Mendelow—100,250.
(3)	Mr. Mendelow resigned from the Board on December 7, 2010.

Director Compensation for 2011. For 2011, each non-employee member of the Board will receive an annual cash payment of $50,000, and a number of restricted shares of common stock with a fair market value of $100,000 granted on January 1, vesting 100% on July 1.

EXECUTIVE OFFICERS

All officers serve at the discretion of our Board of Directors. The Board elects our officers on an annual basis and our officers serve until their successors are duly elected and qualified.

In addition to Mr. Cole, our other executive officers their positions with us and certain other information with respect to these officers, as of the Record Date, are set forth below:

Name	Age	Position
Warren Clamen	46	Executive Vice President and Chief Financial Officer
Andrew Tarshis	45	Executive Vice President and General Counsel
Yehuda Shmidman	30	Chief Operating Officer
David Blumberg	52	Executive Vice President—Head of Strategic Development

Warren Clamen has served as our Executive Vice President and Chief Financial Officer since November 11, 2008. Prior to that, Mr. Clamen served as our Chief Financial Officer since joining our company in March 2005. From June 2000 until March 2005, Mr. Clamen served as Vice President of Finance for Columbia House, one of the world’s largest licensees of content for music and film, and from December 1998 to June 2000, he was Vice President of Finance of Marvel Entertainment, Inc., a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys. Prior to that time, Mr. Clamen served as the director, international management for Biochem Pharma Inc., a biopharmaceutical company located in Montreal, Canada, and as a senior manager at Richter, Usher and Vineberg, an accounting firm also located in Montreal, Canada. Mr. Clamen is a certified public accountant and a chartered accountant. He received a Bachelor of Commerce degree in 1986 and a Graduate Diploma in public accounting in 1988, each from McGill University in Montreal.

Andrew Tarshis has served as our Executive Vice President and General Counsel since November 11, 2008. Prior to that, Mr. Tarshis served as our Senior Vice President and General Counsel since September 2006. From July 2005, when he joined our company in connection with our acquisition of the Joe Boxer brand, until September 2006, he served as our Senior Vice President, Business Affairs and Associate Counsel. Prior to joining our company, from May 2001 to July 2005, Mr. Tarshis served as Senior Vice President and General Counsel to Windsong Allegiance Group, LLC and, from December 1998 to May 2001, he served as a general attorney for Toys R Us, Inc. Mr. Tarshis received a Bachelor of Arts degree from the University of Michigan, Ann Arbor in 1988 and his Juris Doctor degree from the University of Connecticut School of Law in 1992.

Yehuda Shmidman has served as our Chief Operating Officer since July 2010. Prior to that he served as our Executive Vice President, Operations since August 2009 and has held various titles in our business development department since joining us in October 2005. Prior to joining our company, Mr. Shmidman held corporate development positions at licensing agencies based in New York, where he was involved with launching several direct-to-retail brands, including Isaac Mizrahi at Target, “Merch” Vintage Rock at Kmart, and Fieldcrest at Target. Mr. Shmidman graduated magna cum laude from Yeshiva University with a Bachelor’s degree in Political Science.

David Blumberg has served as our Head of Strategic Development since February 2009 and has served as our Executive Vice President—Head of Strategic Development since August 2009. From November 2006 through January 2009, Mr. Blumberg served our company as a full-time consultant overseeing our merger and acquisition activities. Prior to joining our company as a consultant, during 2005 through October 2006, Mr. Blumberg worked as a consultant to LF Management Ltd., an affiliate of Li & Fung Limited/ LF USA. Prior to joining Li & Fung, from January 1997 to November 1999, Mr. Blumberg was president and managing director-investment banking of Wit Capital, Inc., an online investment bank. From 1981 to 1993, Mr. Blumberg was a managing director and senior vice president of Merrill Lynch Interfunding Inc. and Merrill Lynch Capital Markets- Investment Bank, respectively. Mr. Blumberg received a Bachelor of Science, cum laude in economics from Colgate University in 1981 and a Masters degree in business administration in corporate finance from New York University in 1987.

Executive Compensation

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide the information necessary for understanding the compensation philosophy, policies and decisions which are material to the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (we refer to these officers as our “named executive officers”) during 2010. This Compensation Discussion and Analysis will place in context the information contained in the tables and accompanying narratives that follow this discussion.

Philosophy and Objectives

Our compensation philosophy is to offer our named executive officers compensation that is fair, reasonable and competitive, and that meets our goals of attracting, retaining and motivating highly skilled management personnel so that we can be in a position to achieve our financial, operational and strategic objectives to create long-term value for our stockholders. We seek to deliver fair, reasonable and competitive compensation for our employees and executives, including our named executive officers, by structuring compensation around one fundamental goal: incentivizing our executives to build stockholder value over the short and long term. Our ability to attract, motivate and retain employees and executives with the requisite skills and experience to develop, expand and execute business opportunities for us is essential to our growth and success. We believe that we offer attractive career opportunities and challenges for our employees, but remain mindful that the best talent will always have a choice as to where they wish to pursue their careers, and fair and competitive compensation is an important element of job satisfaction.

Our compensation program includes short-term elements, such as annual base salary, and in some cases, an annual incentive cash bonus, and long term elements such as equity-based awards through grants of restricted stock, restricted stock units and stock options. We believe that our compensation program incentivizes our named executive officers and other employees to execute on our goals and perform their job functions with excellence and integrity. We also take into account the roles played by each of our named executive officers and endeavor to individually customize their compensation packages to align the amount and mix of their compensation to their contributions to, and roles within, our organization. The compensation packages and structure for our chief executive officer, Mr. Neil Cole, and for our executive vice president, head of strategic development, David Blumberg, differ from those of our other named executive officers in light of the distinct role and responsibilities each such executive has within the Company. As Mr. Cole makes executive decisions that influence our direction and growth initiatives, his total compensation is intended to be strongly aligned with objective financial measures, including an annual bonus determined by criteria set forth in his employment agreement based upon our performance. As Mr. Blumberg is responsible for overseeing our merger and acquisition activities that influence our growth, a substantial portion of his total compensation is intended to be tied to our consummation of acquisitions that meet specified objective financial measures as set forth in his employment agreement.

We enter into employment agreements with senior officers, including our named executive officers, when the compensation committee determines that an employment agreement is in order for us to obtain a degree of certainty as to an executive’s continued employment in light of prevailing market conditions and competition for the particular position held by the officer, or where the compensation committee determines that an employment agreement is appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at our company with respect to other similarly situated executives. Based on these and any other factors then deemed relevant, in 2008 we entered into new employment agreements with Messrs. Neil Cole, Warren Clamen and Andrew Tarshis, all of whom were executive officers at the time. We also entered into a new employment agreement in February 2009 with Mr. Blumberg, our executive vice president and head of strategic development, and we entered into a new employment agreement in November 2009 with Mr. Shmidman, our then executive vice president of operations, who is currently our chief operating officer. Messrs. Blumberg and Shmidman became executive officers in August 2009.

Forms of Compensation Paid to Named Executive Officers During 2010

During the last fiscal year, we provided our named executive officers with the following forms of compensation:

Base salary. Base salary represents amounts paid during the fiscal year to named executive officers as direct guaranteed compensation under their employment agreements for their services to us.

Equity-based awards. Awards of restricted stock units, shares of restricted stock and stock options are made under our 2006 Equity Incentive Plan and our 2009 Equity Incentive Plan, which were approved by our stockholders in August 2006 and August 2009, respectively. Shares of restricted stock that were issued subject to a vesting schedule cannot be sold until and to the extent the shares have vested. In 2010, we awarded shares of restricted stock to certain of our named executive officers. While we have not formally adopted any policies with respect to cash versus equity components in the mix of executive compensation, we feel that it is important to provide for a compensation mix that allows for acquisition of a meaningful level of equity ownership by our named executive officers in order to help align their interests with those of our stockholders.

Cash bonuses. Messrs. Cole, Clamen, Tarshis and Blumberg received cash bonuses in 2010. Mr. Cole received a contractually guaranteed cash bonus of $1,725,000 based upon our achievement of certain 2010 performance goals. Mr. Cole was also awarded a discretionary cash bonus of $2,300,000 in February 2011 related to our 2010 performance. In May 2008, our stockholders adopted the Executive Incentive Bonus Plan discussed below.

Perquisites and other personal benefits. During 2010, our named executive officers received, to varying degrees, a limited amount of perquisites and other personal benefits that we paid on their behalf. These included, among other things:

•	payments of life insurance premiums; and

•	car allowances.

Objectives of Our Compensation Program

The compensation paid to our named executive officers is generally structured into two broad categories:

•	base salary; and

•

incentive compensation, either in the form of equity-based awards under our various equity incentive and stock option plans; cash payments tied to the satisfaction of specified performance criteria set forth in the executive officers employment agreement and from time to time certain of our named executive officers also have received discretionary cash bonuses not tied to specific pre established performance criteria.

Our overall compensation program with respect to our named executive officers is designed to achieve the following objectives:

•	to attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward company and individual performance;

•	to emphasize equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	to support and encourage our financial growth and development;

•	to motivate our named executive officers to continually provide excellent performance throughout the year;

•	to ensure continuity of services of named executive officers so that they will contribute to, and be a part of, our long-term success; and

•	to manage fixed compensation costs through the use of performance and equity-based compensation.

Determination of Compensation for Named Executive Officers

Compensation of chief executive officer. During 2010, the compensation of Mr. Cole, our chairman, president and chief executive officer was primarily based on Mr. Cole’s employment agreement dated January 28, 2008, as amended on December 24, 2008, which agreement was effective as of January 1, 2008. In determining the salary and other forms of compensation for Mr. Cole, the compensation committee took into consideration Mr. Cole’s contribution to our growth over the past several years under his leadership, and his substantial experience and performance in the industry in general and with us in particular. The compensation committee also considered the increased responsibilities of Mr. Cole as a result of our diversification and the substantial growth experienced by our company during his tenure. The compensation committee believes that Mr. Cole’s compensation for 2010 as our principal executive officer reflects our performance during 2010 and his significant contributions to that performance.

See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” for further description of Mr. Cole’s employment agreement.

Overall compensation program. Compensation of our executive officers, including the named executive officers, has been determined by the Board of Directors pursuant to recommendations made by the chief executive officer and the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending approval of the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive and stock option plans; evaluating our chief executive officer’s performance in light of corporate objectives; and setting our chief executive officer’s compensation based on the achievement of corporate objectives.

With respect to the named executive officers, their compensation is based upon what we believe is a competitive base salary in view of our business strategy and accelerated growth goals. In conjunction with our compensation committee, we have assessed our total compensation program, and its components, and believe that it operates well to serve both our goals and the current, short-term and long-term compensation needs of the executive officers. We have implemented a stockholder approved Executive Incentive Bonus Plan in conformance with Section 162(m) of the Internal Revenue Code of 1986 (“Internal Revenue Code” or “Code”) for our named executive officers and other senior executives. In 2010, Mr. Cole was the only named executive officer who was eligible to earn an award under the Executive Incentive Bonus Plan, and he did receive an award under the Executive Incentive Bonus Plan.

Compensation amounts for named executive officers are determined according to the level of seniority and position of the named executive officer. Generally, relatively greater emphasis is typically placed on the equity-based components of compensation so as to put a greater portion of total pay based on Company and individual performance. We believe the combination of a competitive base compensation, coupled with an opportunity to significantly enhance overall individual compensation if individual and Company performance warrant such enhancement, yields an attractive compensation program that facilitates our recruitment and retention of talented executive personnel.

The total compensation amount for our named executive officers is also established relative to officers at levels above and below them, which we believe rewards them for increased levels of knowledge, experience and responsibility.

Base salary. The base salary of each of our named executive officers is fixed pursuant to the terms of their respective employment agreements with us and, when a contract is up for, or otherwise considered for, renewal, upon a review of the executive’s abilities, experience and performance, as well as a review of salaries for executives in the marketplace for comparable positions at corporations which either compete with us in its business or of comparable size and scope of operations. The recommendations to the Board of Directors by the compensation committee with respect to base salary are based primarily on informal judgments reasonably believed to be in our best interests. In determining the base salaries of certain of our executives whose employment agreements were up for, or otherwise considered for, renewal, the compensation committee considered our performance and growth plans. Base salaries are used to reward superior individual performance of each named executive officer on a day-to-day basis during the year, and to encourage them to perform at their highest levels. We also use our base salary as an incentive to attract top quality executives and other management employees from other companies. Moreover, base salary (and increases to base salary) are intended to recognize the overall experience, position within our company, and expected contributions of each named executive officer to us.

The following were contractual increases in the base salaries of our named executive officers from 2009 to 2010 as set forth on the table below:

Named Executive Officer	2009 Base Salary	2010 Base Salary	Change in Base	Percentage of 2009 Base Salary
Neil Cole	$1,000,000	$1,000,000	$—	0%
Warren Clamen	400,000	400,000	—	0%
Andrew Tarshis	400,000	400,000	—	0%
Yehuda Shmidman	350,000	375,000	25,000	7%
David Blumberg	400,000	400,000	—	0%

Equity-based awards. During 2010 equity awards were made to certain of our named executive officers pursuant to our 2009 Equity Incentive Plan and our 2006 Equity Incentive Plan which provide for awards in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units, and performance awards to eligible persons. The mix of cash and equity-based awards, as well as the types of equity-based awards, granted to our named executive officers varies from year to year. Consideration has been given to various factors, such as the relative merits of cash and equity as a device for retaining and motivating the named executive officers, individual performance, an individual’s pay relative to others, contractual commitments pursuant to employment or other agreements, and the value of already-outstanding grants of equity in determining the size and type of equity-based awards to each named executive officer. As of December 31, 2010, the number of shares remaining for issuance under the 2009 Equity Incentive Plan was 1,909,669.

In 2010, we continued to utilize restricted stock as the primary form of equity compensation primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under Accounting Standards Codification Topic 718—Stock Compensation. This accounting standard, which we adopted as of January 1, 2006, requires us to record as compensation expense the grant date fair value of restricted stock over the life of the grant.

As described above, we generally provide a substantial portion of named executive officer compensation in the form of equity awards because the compensation committee has determined that such awards serve to encourage our executives to create value for our company over the long-term, which aligns the interests of named executive officers with those of our stockholders.

Generally, we make three types of equity-based grants to our named executive officers:

•	initial grants when a named executive officer is hired;

•	annual performance based grants; and

•	retention grants, which are typically made in connection with new employment agreements or renewals.

An initial grant when an executive officer is hired or otherwise becomes a named executive officer serves to help us to recruit new executives and to reward existing officers upon promotion to higher levels of management.

Because these initial grants are structured as an incentive for employment, the amount of these grants may vary from executive to executive depending on the particular circumstances of the named executive officer and are usually recommended by the chief executive officer and approved by the appropriate committee. Annual, time-vested grants of equity awards, as well as retention grants made in connection with renewals of employment agreements are designed so as to compensate our named executive officers for their contributions to our long-term performance.

Generally, restricted stock and stock option awards granted to named executive officers as either initial or annual performance grants or in connection with employment agreement renewals vest in equal installments over the term of the agreement, or a period determined by the compensation committee, typically beginning on the first anniversary of the date of grant. Restricted stock grants for 2010 were as follows: Mr. Clamen—3,145 shares of restricted stock, Mr. Tarshis—3,145 shares of restricted stock, Mr. Shmidman—20,939 shares of restricted stock, and Mr. Blumberg—17,913 shares of restricted stock. The aforementioned grants to Messrs. Clamen, Tarshis and Shmidman vest over a one to three year period; the grant to Mr. Blumberg vested on the grant date. In addition, in 2010 Mr. Blumberg was granted 15,000 options as a result of the Company’s consummation of an acquisition that met certain specified performance criteria set forth in his employment agreement; these options vested immediately. For a discussion of the performance criteria relating to Messrs. Cole’s and Blumberg’s equity awards, please see the description of their respective employment agreements following the Summary Compensation Table.

Cash bonuses. In May 2008 our stockholders approved the Executive Incentive Bonus Plan, sometimes referred to as the bonus plan. The purpose of the bonus plan is to promote the achievement of our short-term, targeted business objectives by providing competitive incentive reward opportunities to our executive officers who can significantly impact our performance towards those objectives. Further, the bonus plan enhances our ability to attract, develop and motivate individuals as members of a talented management team. The bonus plan is administered, and can be amended, by the compensation committee. All awards are paid in cash. Awards made under the bonus plan are subject to a participant achieving one or more performance goals established by the compensation committee. The performance goals may be based on our overall performance, and also may recognize business unit, team and/or individual performance. No payment will be made under the bonus plan unless the compensation committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: earnings before interest, taxes, depreciation and amortization, herein referred to as EBITDA; revenues; expenses; net income; operating income; equity; working capital; stockholder return; or certain other objective criteria. In 2010, our chairman, president and chief executive officer was the only named executive officer who was eligible to receive a bonus under the bonus plan, and only he received a bonus under the bonus plan.

The amount of any award under the bonus plan may vary based on the level of actual performance. The amount of any award for a given year is determined for each participant by multiplying the individual participant’s actual base salary in effect at the end of that year by a target percentage (from 0% to 200%), related to the attainment of one or more performance goals, determined by the compensation committee. In the event that an award contains more than one performance goal, participants in the bonus plan will be entitled to receive the portion of the target percentage allocated to the performance goal achieved. In the event that we do not achieve at least the minimum performance goals established, no award payment will be made.

Additionally, cash bonuses are also covered by employment agreements with our executive officers. Under his employment agreement, in 2010 our chairman, president and chief executive officer received two separate cash performance based bonuses pursuant to his employment agreement and the Executive Bonus Plan which aggregated to $1,725,000. Mr. Cole earned $1,225,000 based on the Company’s achievement of approximately $205.9 million of EBITDA, which represents 110% of the targeted EBITDA established by the Board of Directors. Also under his employment agreement, Mr. Cole earned $500,000 based on the Company’s revenue growth of approximately 43%, which puts it in the upper 50th percentile of companies compiled in the Standard & Poors Small Cap Retailing Index for 2010. Also in 2010, Messrs. Clamen and Tarshis each received a discretionary cash bonus of $100,000 under their respective employment agreements, and, as noted above, Mr. Cole received a discretionary cash bonus of $2,300,000. These bonuses were based upon both the individual performance of the executives and our overall performance but were not tied to any specified performance criteria. Further, in 2010 Mr. Blumberg received a cash payment of $500,000 as a result of the Company’s consummation of an acquisition that met certain specified performance criteria set forth in his employment agreement.

Post-termination compensation. We have entered into employment agreements with each of the named executive officers. Each of these agreements had provided for certain payments and other benefits if the executive’s employment terminated under certain circumstances, including, in the event of a “change in control”. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and ”Executive Compensation—Potential Payments Upon Termination or Change in Control” for a description of the severance and change in control benefits.

Perquisites. The perquisites provided to some or all of our executive officers are described below. Perquisites are generally provided, as applicable, in accordance with the executives’ employment agreements. Below is a list of material perquisites, personal benefits and other items of compensation we provided to our named executive officers in 2010, the total amount of each such item paid to all named executive officers and an explanation as to why we chose to pay the item.

Perquisite, Other Benefit or Other Item of Compensation(1)	Aggregate Amount of This Perquisite Paid to All Named Executive Officers in 2010	Additional Explanation for Offering Certain Perquisites
Car allowances	$105,821	Serves to defray the cost of owning and operating an automobile often used for business purposes; prevents us from having to own and maintain a fleet of automobiles and is a taxable benefit for the named executive officer.

Life Insurance Premiums	$21,420	Reduces risk to the beneficiaries of executives in the event of the death of the executive.

(1)	Perquisites are generally granted as part of our executive recruitment and retention efforts.

Other matters. In 2007 and 2008, the compensation committee engaged an outside consulting firm, James F. Reda & Associates LLC for advice in connection with the negotiation of the employment agreement for our chief executive officer, which agreement was entered into in January 2008 and amended in December 2008. Our Board of Directors has not established a policy for the adjustment of any compensation award or payment if the relevant performance measures on which they are based are restated or adjusted. Our Board of Directors has not established any security ownership guidelines for executive officers.

Tax Deductibility and Accounting Ramifications

The compensation committee generally takes into account the various tax and accounting ramifications of compensation paid to our executives. When determining amounts of equity-based grants to executives the compensation committee also considers the accounting expense associated with the grants.

Our 2009 Equity Incentive Plan and our other plans are intended to allow us to make awards to executive officers that are deductible under the Section 162(m) of the Code, which otherwise sets limits on the tax deductibility of compensation paid to a company’s most highly compensated executive officers. The compensation committee will continue to seek ways to limit the impact of Section 162(m). However, the compensation committee also believes that the tax deduction limitation should not compromise our ability to maintain incentive programs that support the compensation objectives discussed above or compromise our ability to attract and retain executive officers. Achieving these objectives and maintaining flexibility in this regard may therefore result in compensation that is not deductible by Iconix for federal income tax purposes.

Summary

In summary, we believe that our mix of salary, cash incentives for short-term and long-term performance and the potential for additional equity ownership in Iconix motivates our management to produce significant returns for our stockholders. Moreover, we also believe that our compensation program strikes an appropriate balance between our interests and needs in operating and further developing our business and suitable compensation levels that can lead to the enhancement of stockholder value.

Compensation Committee Interlocks and Insider Participation

None of the directors on our compensation committee, or who served as a member of our compensation committee at any time during 2010, is or was formerly an officer or employee of the Company or had any relationship or related person transaction requiring disclosure under the rules of the Securities and Exchange Commission. During 2010, none of our executive officers served on the board of directors or the compensation (or equivalent) committee of any other entity that has officers that serve on our Board of Directors or on our compensation committee. In addition, none of the members of our compensation committee were formerly, or during 2010, employed by us in the capacity as an officer or otherwise.

The members of our compensation committee are, and during 2010 were, Messrs. Cuneo, Emanuel and Friedman. Mr. Friedman currently serves as its chairperson. Steven Mendelow also served on the compensation committee prior to his resignation from our Board of Directors in December 2010.

Compensation Committee Report

The compensation committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for 2010 appearing in this Report. Based on such reviews and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Report for filing with the SEC.

COMPENSATION COMMITTEE

Mark Friedman, Chairperson

Barry Emanuel

F. Peter Cuneo

SUMMARY COMPENSATION TABLE

The following table includes information for 2010, 2009, and 2008 with respect to our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Neil Cole	2010	$1,000,000	$2,300,000	$—	$—	$1,725,000	$—	$55,241	(1)	$5,080,241
President and Chief Executive Officer	2009	$1,000,000	$—	$8,309,609	$—	$1,500,000	$—	$42,791	(1)	$10,852,400
	2008	$1,000,000	$500,000	$30,400,008	$—	$500,000	$—	$53,264	(1)	$32,453,272

Warren Clamen(3)	2010	$400,000	$100,000	$52,301	$—	$—	$—	$18,000	(2)	$570,301
Executive Vice President and Chief Financial Officer	2009	$356,806	$100,000	$1,235,494	$—	$—	$—	$18,000	(2)	$1,710,369
	2008	$306,250	$50,000	$80,501	$—	$—	$—	$18,000	(2)	$454,751

Andrew Tarshis(3)	2010	$400,000	$100,000	$52,301	$—	$—	$—	$18,000	(2)	$570,301
Executive Vice President and General Counsel	2009	$356,806	$100,000	$1,235,494	$—	$—	$—	$18,000	(2)	$1,710,369
	2008	$306,250	$50,000	$80,501	$—	$—	$—	$18,000	(2)	$454,751

Yehuda Shmidman(4)	2010	$352,936	$—	$352,308	$—	$—	$—	$18,000	(2)	$723,244
Chief Operating Officer	2009	$262,121	$216,667	$956,219	$—	$—	$—	$18,000	(2)	$1,453,007
	2008	$—	$—	$—	$—	$—	$—	$—		$—

David Blumberg(5)	2010	$400,000	$—	$345,900	$109,530	$500,000	$—	$18,000	(2)	$1,373,430
Executive Vice President, Head of Strategic Development	2009	$400,000	$—	$453,915	$220,465	$500,000	$—	$18,000	(2)	$1,592,380
	2008	$—	$—	$—	$—	$—	$—	$—		$—

(a)	Salary includes, as applicable, base salary, pro-rated salaries for changes made to base salary during the year, as defined in the employment agreements.
(b)

Bonuses are fixed incentive and/or percentage incentive, as provided for in the applicable employment agreements or discretionary, as determined by the compensation committee. For 2010, Mr. Cole received cash performance based bonuses of $1,225,000 and $500,000 for a total of $1,725,000, pursuant to his employment agreement and the Executive Incentive Bonus Plan. The performance targets for 2010 were as follows: $1,225,000 was earned for our achievement of approximately $205.9 million of EBITDA, which represents 110% of the targeted EBITDA established by the Board of Directors; $500,000 was earned for the our achievement of 43% revenue growth, which puts it in the upper 50th percentile of companies compiled in the Standard & Poors Small Cap Retailing Index for 2010. For 2009, Mr. Cole received cash performance based bonuses of $1,000,000 and $500,000 for a total of $1,500,000, pursuant to his employment agreement and the Executive Bonus Plan. The performance targets for 2009 were as follows: $1,000,000 was earned for our achievement of approximately $163.1 million of EBITDA, which represents 100% of the targeted EBITDA established by the Board of Directors; $500,000 was earned for our achievement of 7% revenue growth, which puts us in the upper 50th percentile of companies compiled in the Standard & Poors Small Cap Retailing Index for 2009. For the year ended December 31, 2008, Mr. Cole received a cash sign-on bonus in the amount of $500,000 in connection with his new employment agreement. Mr. Cole also received a cash performance based bonus of $500,000 in 2008 pursuant to his employment agreement and the Executive Incentive Bonus Plan. The performance target for 2008 was our achievement of approximately $150 million of EBITDA, which represents 80% of the targeted EBITDA established by the Board of Directors.In accordance with SEC rules, the 2010, 2009 and 2008 performance-based bonuses paid to Mr. Cole have been reflected in this table under the Non-Equity Incentive Plan Compensation column. In addition, in February 2011, the Compensation Committee awarded Mr. Cole a discretionary bonus of $2,300,000 based on our 2010 performance, which, in accordance with SEC rules, has been reflected in this table under the Bonus column. For 2010, Messrs. Clamen and Tarshis each received discretionary cash bonuses of $100,000 respectively, pursuant to their employment agreements. For 2009, Messrs. Clamen and Tarshis each received discretionary cash bonuses of $100,000, pursuant to their employment agreements or otherwise and Mr. Shmidman received a $150,000 cash bonus as specified under his employment agreement and an additional discretionary bonus of $66,667. For the year ended December 31, 2008, Messrs. Clamen and Tarshis each received cash bonuses of $50,000 pursuant to their employment agreements.

(c)

The amounts shown in this column represent the aggregate grant date fair value in 2010, 2009, and 2008 with respect to shares of restricted stock and stock options. The 2008 award values were recalculated from amounts shown in prior filings made by us with SEC to reflect their grant date fair values, as required by SEC rules effective for 2010. See Notes 6 and 13 to Notes to the Consolidated Financial Statements included in this Report for a discussion for the relevant assumptions used in calculating grant date fair value.

(d)	Option awards include, as applicable, Iconix options and equity-based compensation instruments that have option-like features and amounts represent grant date fair value.
(e)	Non-equity incentive plan compensation represents the dollar value of all amounts earned during the fiscal year pursuant to non-equity incentive plans. There was no such compensation for 2010, 2009 and 2008 other than the cash payments of $500,000 in each of 2010 and 2009. Mr. Blumberg received upon our consummation of an acquisition in 2010 that had a “value” (as defined in his employment agreement) of greater than $30 million and the consummation of two acquisitions in 2009, each of which had a “value” (as defined in his employment agreement) of less than $30 million, and the performance-based payments received by Mr. Cole in 2010, 2009 and 2008 described in footnote (b) above.
(f)	Change in pension value and non-qualified deferred compensation earnings represents the aggregate increase in actuarial value to the named executive officer of all defined benefit and actuarial plans accrued during the year and earnings on non-qualified deferred compensation. There were no defined benefit plans, actuarial plans, or non-qualified deferred compensation for 2010, 2009, and 2008.
(g)	All other compensation includes, as applicable, car allowances and life insurance premiums (see the list of perquisites above).
(h)	Total compensation represents all compensation from us earned by the named executive officer for the year.
(1)	Represents premiums paid by us on a life insurance policy for the benefit of the beneficiaries of Mr. Cole, as well as a car allowance.
(2)	Represents amounts paid by us for executives’ car allowances.
(3)	Mr. Clamen currently serves as our executive vice president and chief financial officer. Prior to November 2008, Mr. Clamen served as our chief financial officer. Mr. Tarshis currently serves as our executive vice president and general counsel. Prior to November 2008, Mr. Tarshis served as our senior vice president and general counsel.
(4)	Mr. Shmidman currently serves as our chief operating officer. Prior to July 2010, Mr. Shmidman served as our executive vice president of operations since August 2009. Prior to August 2009, Mr. Shmidman served as our Senior Vice President. Compensation information for 2008 is not provided since Mr. Shmidman was not an executive officer during that year.
(5)	Since February 2009 Mr. Blumberg has served as our Head of Strategic Development and he became an executive officer in August 2009 when he assumed the position of executive vice president-head of strategic development. Prior to February 2009, Mr. Blumberg served us as a full-time consultant overseeing our mergers and acquisitions activities.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) ($)	Closing Price of Common Stock Units on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil Cole	—	—	—	—	—	—	—	—	—	—	—	$—
Warren Clamen	4/8/10	—	—	—	—	—	—	3,145	—	—	16.63	$52,301
Andrew Tarshis	4/8/10	—	—	—	—	—	—	3,145	—	—	16.63	$52,301
Yehuda Shmidman	4/8/10	—	—	—	—	—	—	3,145	—	—	16.63	$52,301
	8/3/10	—	—	—	—	—	—	17,794	—	—	16.86	$300,007
David Blumberg	6/3/10	—	—	—	—	—	—		15,000	16.33	—	$109,530
	12/31/10	—	—	—	—	—	—	17,913	—		19.31	$345,900

NARRATIVE TO SUMMARY COMPENSATION TABLE AND PLAN-BASED AWARDS TABLE

Employment Agreements

The compensation committee determines the compensation, including related terms of employment agreements with us for those who have them, for each of the named executive officers.

Neil Cole

On January 28, 2008, we entered into a five-year (subject to a one-year extension) employment agreement (the “employment agreement”), effective as of January 1, 2008, as amended on December 24, 2008, with Neil Cole, chairman of the board, president and chief executive officer. On June 17, 2011, we entered into an amendment to Mr. Cole’s employment agreement. For a description of the amendment, please see “2011 Compensation Changes—Amendment to Employment Agreement with our Chief Executive Officer”.

Consistent with our philosophy on executive compensation, Mr. Cole’s employment agreement reflects a substantial portion of his compensation in the form of long-term equity incentives, including performance stock incentives that vest upon the achievement of specific metrics defined in the agreement, particularly, growth in EBITDA, market capitalization and stock price as measured by targets to be established and certified by the compensation committee.

As described above, in connection with the negotiation of the employment agreement with Mr. Cole, the compensation committee retained James F. Reda & Associates LLC, as its outside compensation consulting firm to provide advice. In assisting the compensation committee, James F. Reda & Associates LLC performed market research as to compensation levels in similarly capitalized companies in the industry, as well as companies that had achieved similar growth. James F. Reda & Associates LLC also familiarized itself with the circumstances surrounding Mr. Cole’s thenexpiring contract and separate non-competition and non-solicitation agreement, which provided Mr. Cole with 5% of the proceeds upon a sale of the Company under certain circumstances. As various aspects of our business, operations and management are unique, the compensation committee utilized the James F. Reda & Associates LLC research as one resource, rather than a stand-alone tool, in assessing the appropriate level of compensation and other terms under Mr. Cole’s employment agreement.

Under his employment agreement, Mr. Cole is entitled to an annual base salary of $1,000,000 and received a signing bonus of $500,000.

Pursuant to the terms of the employment agreement Mr. Cole has been granted 1,181,684 time-vested restricted common stock, or RSUs, and 787,789 performance-based restricted common stock units, or PSUs, under our 2006 Equity Incentive Plan and 2009 Equity Incentive Plan. The RSUs vest in five substantially equal annual installments commencing on December 31, 2008, subject to Mr. Cole’s continuous employment with us on the applicable vesting date, and the PSUs are subject to vesting based on our achievement of the following performance goals: 50% is tied to the achievement of EBITDA growth, 25% is tied to the achievement of market cap growth, and 25% is tied to the achievement of stock price growth. Both grants are subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. In addition, Mr. Cole’s ability to sell or otherwise transfer the common stock underlying the RSUs and the PSUs while he is employed by us is subject to certain restrictions.

The annual performance goals required for the portion of Mr. Cole’s PSUs to vest for the year ended December 31, 2010 were as follows: EBITDA of $194.0 million, (for which Mr. Cole earned 118,169 PSUs); market capitalization of $1,585.2 million, (for which Mr. Cole earned no PSUs); and a stock price of $27.62 per share, (for which Mr. Cole earned no PSUs).

On December 24, 2008, we entered into an agreement with Mr. Cole which amended his employment agreement and the related RSU agreement to provide, among other things for the deferral of the issuance to Mr. Cole of the 1,181,684 shares of our common stock to which he is entitled to receive under the RSUs granted to him under the employment agreement until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the new employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our executive incentive bonus plan, in the amount equal to five hundred thousand dollars ($500,000) for each of the four completed calendar years commencing with the calendar year from January 1, 2009 through December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012 if either of one of two performance measures specified in the agreement have been satisfied. The two performance measures are as follows: (a) if the percentage determined by dividing our EBITDA by our revenues for the calendar year in question places us in the top 50% of the companies contained in the Standard & Poors Small Cap Retailing Index at the end of that calendar year or (b) if our annual revenue percentage growth for the calendar year in question when compared to the immediately preceding calendar year places us in the top 50% of those companies contained in the Standard & Poors Small Cap Retailing Index at the end of that calendar year.

Mr. Cole is also entitled to various benefits, including benefits available to our other senior executives and certain automobile, air travel and life insurance benefits pursuant to the new employment agreement.

In addition to his salary and benefits, Mr. Cole is eligible to receive an additional annual cash bonus for each completed calendar year, including as a performance goal thereunder the targets specified in the employment agreement. This cash bonus shall not exceed 150% of Mr. Cole’s base salary. The bonus shall be a percentage of the base salary determined based on the level of our consolidated earnings before interest, taxes, depreciation and amortization of fixed assets and intangible assets achieved for such year against a target level established for such year by the compensation committee of our board of directors, in the compensation committee’s sole discretion, but with prior consultation with Mr. Cole, as follows:

Annual Level of Targeted EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (threshold)	50%
90%	75%
100% (target)	100%
105%	110%
110%	122.5%
115%	135%
120% or more (maximum)	150%

Mr. Cole’s annual bonus, if earned, will be paid in a lump sum cash payment in the calendar year following the calendar year for which such bonus is earned.

Under Mr. Cole’s employment agreement, if we terminate Mr. Cole’s employment for “cause” or if Mr. Cole terminates his employment without “good reason”, he will receive his earned and/or accrued but unpaid compensation, other than any bonus compensation, then due to him and shares of common stock in respect of any of his already vested restricted stock units. If we terminate Mr. Cole’s employment without cause or if Mr. Cole terminates his employment for good reason, he will receive, in addition to the foregoing, an amount equal to two times his base salary then in effect plus any previously earned but unpaid annual bonus for a prior fiscal year and a pro-rata portion of the annual bonus for the year of termination, and, if such termination or resignation occurs prior to January 1, 2011, two times the average of the annual bonus amounts he received for the two prior completed fiscal years. In addition, that portion of his performance-based stock units subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 75% of his unvested restricted stock units, will vest. If his employment is terminated by us without cause or by him for good reason within 12 months of a change in control, the amount of his base salary-related payment will increase to three times, instead of two times, his base salary then in effect and that portion of his performance-based stock units that would vest in the year of termination or in the future based on performance goals achieved as of the date of the change of control, and all of his unvested restricted stock units, will vest, and if such change in control occurs prior to January 1, 2011, Mr. Cole will also receive three, instead of two, times the average of the annual bonus amounts he received for the three, instead of two, prior completed fiscal years.

If Mr. Cole’s employment terminates as a result of his disability or death, he or his estate will be entitled to any previously earned and unpaid compensation then due to him plus any previously earned but unpaid annual bonus for the prior fiscal year and a pro-rata portion of the annual bonus for the year of such termination. In addition, that portion of his performance-based stock units subject to vesting in the year of termination based on performance goals achieved as of the date of termination, and 100% (50% in the event of disability) of his unvested restricted stock units, will vest.

The employment agreement with Mr. Cole also contains certain non-competition and non-solicitation covenants restricting such activities for periods equal to the term of the agreement and any renewal period plus one and two years, respectively, after the agreement is terminated for any reason.

Warren Clamen and Andrew Tarshis

On November 11, 2008, we entered into new employment agreements with each of the following executive officers replacing their prior employment agreements with us: (i) Andrew Tarshis, referred to as the Tarshis employment agreement and (ii) Warren Clamen, referred to as the Clamen employment agreement and, together with the Tarshis employment agreement, the Clamen/Tarshis employment agreements and each of Mr. Tarshis and Mr. Clamen are referred to in the description of the Clamen/Tarshis employment agreements below as an executive. The Clamen/Tarshis employment agreements provide for the employment of Mr. Tarshis as our executive vice president and general counsel and Mr. Clamen as our executive vice president and chief financial officer, for three-year terms.

Under the Clamen/Tarshis employment agreements, each executive is entitled to an annual base salary of not less than $350,000, $400,000 and $400,000, during the first, second and third years of the term of his employment agreement. In addition, each executive is entitled to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives.

Pursuant to the terms of the Clamen/Tarshis employment agreements, they each received an award of 70,542 shares of our common stock in 2009. The shares vest in three equal annual installments with the first installment vesting on November 11, 2009, subject to acceleration under certain circumstances set forth in the Clamen/Tarshis employment agreements. Each executive is also entitled to various benefits, including benefits available to our other senior executives and certain automobile, life insurance and medical benefits.

Under the Clamen/Tarshis employment agreements, if either of the executive’s employment is terminated by us for “cause” or by the executive without “good reason” (as defined in the Clamen/Tarshis employment agreements), he will receive his earned and unpaid base salary through the date of termination and shares of common stock in respect of any of his already vested stock awards. If an executive’s employment is terminated by us without cause or by the executive for good reason, he will receive, in addition to the foregoing, an amount equal to his applicable base salary for the remaining term of the Clamen/Tarshis employment agreement plus any earned but unpaid annual bonus for a prior year (“prior year bonus”) and a pro-rata portion of any bonus for the year of termination (“pro rata bonus”). In addition, any unvested portion of his stock award will vest. If the employment of an executive is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the Clamen/Tarshis employment agreements), in addition to the foregoing payments he will also receive an amount equal to $100 less than three times the executive’s “annualized includable compensation for the base period” (as defined in the Internal Revenue Code). If an executive’s employment terminates as a result of his disability or death, the executive or his estate will be entitled to any earned and unpaid base salary, plus any prior year bonus and pro rata bonus. In addition, any unvested portion of his stock award will vest.

The Clamen/Tarshis employment agreements also contain certain non-competition and non-solicitation covenants restricting such activities for certain specified periods.

The prior employment agreements between us and each of Messrs. Clamen and Tarshis cover periods prior to November 11, 2008, and are summarized below.

Effective March 9, 2005, we entered into an employment agreement, subsequently amended on October 27, 2006, with Warren Clamen, which, as amended, provided for him to serve as our chief financial officer until October 27, 2008, subject to earlier termination as specified in the agreement (this agreement expired on

October 27, 2008. This agreement was superseded by Mr. Clamen’s new employment agreement dated November 11, 2008. Mr. Clamen’s prior employment agreement provided for him to receive a base salary of $275,000 per year for the year ending October 27, 2007 and no less than $300,000 for the year ending October 27, 2008, plus certain fringe benefits. In addition, under the prior employment agreement Mr. Clamen was eligible to participate in any executive bonus program that we had in effect during the term of the employment agreement. Pursuant to this prior employment agreement, in March 2005, we granted Mr. Clamen ten-year stock options to purchase 200,000 shares of our common stock at $5.06 per share, subject to earlier termination under certain conditions if Mr. Clamen ceased to be employed by us, half of which options vested immediately and the other half vested as of June 1, 2005. Pursuant to the amendment to this prior employment agreement in October 2006, we also issued to Mr. Clamen 10,971 shares of our restricted common stock, which vested in two equal annual installments commencing on October 27, 2007.

On September 22, 2006, we entered into a employment agreement with Andrew Tarshis, which provided for him to serve as our senior vice president and general counsel until September 22, 2009 and provided for him to receive an annual base salary of no less than $275,000 during the first year of the term and $300,000 during the second and third years of the term. This agreement was superseded by Mr. Tarshis’ new employment agreement dated November 11, 2008. Pursuant to his prior employment agreement, we also issued to Mr. Tarshis 18,461 shares of our restricted common stock, which vest in three equal annual installments commencing on the first year anniversary of the agreement. Under the prior employment agreement, Mr. Tarshis was also eligible for a bonus consistent with other executive officers, as well as customary benefits, including participation in management incentive and benefit plans, a monthly car allowance of $1,500 and reasonable business related travel and entertainment expenses.

Yehuda Shmidman

On November 17, 2009 we entered into a new employment agreement with Yehuda Shmidman, herein referred to as the Shmidman employment agreement. The Shmidman employment agreement provides for the employment of Mr. Shmidman as our executive vice president of operations for a term of three years. In July 2010, Mr. Shmidman was promoted to chief operating officer. In connection with this promotion, Mr. Shmidman was granted 17,794 shares which vest in three equal annual installments commencing August 3, 2011.

Under the Shmidman employment agreement, Mr. Shmidman is entitled to an annual base salary of not less than $350,000, $375,000 and $400,000, during the first, second and third years of the term of his employment agreement. In addition, under the employment agreement Mr. Shmidman received a bonus of $150,000 in 2009 and commencing in 2010 he became eligible to participate in our executive bonus program and is eligible to receive bonuses of up to 100% of his base salary or such maximum amount available under any executive bonus program generally applicable to our senior executives.

Pursuant to the terms of the Shmidman employment agreement, Mr. Shmidman received an award of 74,788 shares of our common stock. The shares vest in three equal annual installments with the first installment vesting on November 16, 2010, subject to acceleration under certain circumstances set forth in the Shmidman employment agreement. Mr. Shmidman is also entitled to various benefits, including benefits available to our other senior executives and certain automobile, life insurance and medical benefits.

Under the Shmidman employment agreement, if Mr. Shmidman’s employment is terminated by us for “cause” or by himself without “good reason” (as defined in the Shmidman employment agreement), he will receive his earned and unpaid base salary through the date of termination and shares of common stock in respect of any of his already vested stock awards. If an Mr. Shmidman’s employment is terminated by us without cause or by Mr. Shmidman for good reason, he will receive, in addition to the foregoing, an amount equal to his applicable base salary for the remaining term of the Shmidman employment agreement plus any prior year bonus and a pro rata bonus. In addition, any unvested portion of his stock award will vest. If the employment of Mr. Shmidman is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the Shmidman employment agreement), in addition to the foregoing payments he will also receive an amount equal to $100 less than three times the executive’s “annualized includable compensation for the base period” (as defined in the Internal Revenue Code). If Mr. Shmidman’s employment terminates as a result of his disability or death, he or his estate will be entitled to any earned and unpaid base salary, plus any prior year bonus and pro rata bonus. In addition, any unvested portion of his stock award will vest.

The Shmidman employment agreement also contains certain non-competition and non-solicitation covenants restricting such activities for certain specified periods.

The prior employment agreement between us and Mr. Shmidman covered periods prior to November 17, 2009, and is summarized below.

Effective November 6, 2006, we entered into an employment agreement with Yehuda Shmidman which provided for him to serve as our vice president until November 5, 2009, subject to earlier termination as specified in the agreement (this agreement expired on November 5, 2009). This agreement was superseded by Mr. Shmidman’s new employment agreement dated November 17, 2009. Mr. Shmidman’s prior employment agreement provided for him to receive a base salary of no less than no less than $200,000 for the year ending November 5, 2008, and no less than $250,000 for the year ended November 5, 2009, plus certain fringe benefits. In addition, under the prior employment agreement Mr. Shmidman was eligible to participate in any executive bonus program that we had in effect during the term of the employment agreement. Pursuant to this prior employment agreement, in November 2006, we granted Mr. Shmidman 17,626 shares of our restricted common stock, which vested in three equal annual installments commencing on November 5, 2007.

David Blumberg

On February 26, 2009, we entered into an employment agreement with Mr. David Blumberg effective as of January 1, 2009 that provides for the employment of Mr. Blumberg as our Head of Strategic Development for a three-year term. From November 2006 until the commencement of his employment with us in 2009, Mr. Blumberg provided consulting services to us.

Under the employment agreement, Mr. Blumberg is entitled to an annual base salary of not less than $400,000. In addition, Mr. Blumberg is entitled to payments after the closing by us or our subsidiaries of an “acquisition” (as defined in the employment agreement) in or of any entity, business, brand, trademark, service mark, patent, license, revenue stream or other asset during the term of the agreement and, under certain circumstances, for a 90 day period after termination of the agreement. Subject to an annual acquisition payment cap of 2.5 times his then current base salary (a current annual $1 million cap), Mr. Blumberg will receive $500,000 for acquisitions that have a “value” (as defined in the employment agreement), of $30 million or more and $250,000 for acquisitions with a lesser “value”. Under Mr. Blumberg’s employment agreement, the value of an acquisition generally shall means the projected gross revenue stream to be derived by us from such acquisition during the first complete year following the closing of the acquisition, subject to certain adjustments such as deductions for operational and transaction expenses.

In addition, under the employment agreement Mr. Blumberg is also entitled to receive an award of up to 107,476 shares of our common stock, referred to as the award shares. For each acquisition that closes during a calendar year one sixth of the shares will vest at the end of such calendar year subject to an annual vesting cap specified in the employment agreement. On December 31, 2010 and 2009 a total of 17,913 and 35,826, respectively, of the award shares were granted to Mr. Blumberg and vested. To date the Company has not granted the balance of the award to Mr. Blumberg. Any of the award shares that would have vested in a particular year but for the cap instead will vest on December 31, 2011, subject to certain forfeiture provisions. Mr. Blumberg is also entitled to various benefits, including benefits available to our other senior employees including an automobile allowance and certain life insurance and medical and dental benefits.

If Mr. Blumberg’s employment is terminated by us for “cause” or by him without “good reason” (each as defined in the employment agreement), he will receive his earned and unpaid base salary through the date of termination and shares of common stock in respect of any already vested stock awards, including award shares, or, if the award shares have not been granted, the vested portion of the alternate payment described below. In addition, subject to the acquisition cap, Mr. Blumberg will receive the acquisition payment for any acquisition that closes within 90 days of his termination. If his employment is terminated by us without cause or by him for good reason, he will receive, in addition to the foregoing, an amount equal to his base salary for the remaining agreement term plus any earned but unpaid annual bonus for a prior year or other completed period (the prior year bonus) and any unvested portion of his stock award will vest. In addition, subject to the acquisition cap, he will receive the acquisition payment for any acquisition that closes within 90 days of such termination. If his employment is terminated by us without cause or by him for good reason within 12 months of a “change in control” (as defined in the employment agreement), in addition to the foregoing payments he would have received had he been terminated without a change of control, he will also receive an amount equal to equal to three (3) times the greater of (i) $400,000 or $100 less than the average of the annual cash compensation received by him on or after January 1, 2009 in his capacity as an employee of the Company during the “base period” (as defined in Section 280G of the Internal Revenue Code) subject to an “excess parachute” payment limitation (as defined in Section 280G). Annual cash compensation includes base salary plus any acquisition payments and acquisition bonus payments paid to him. If Mr. Blumberg’s employment terminates as a result of his disability or death, he or his estate will be entitled to any earned and unpaid base salary, plus any prior year bonus and any unvested portion of his stock award will vest and subject to the acquisition cap, the acquisition payment for any acquisition that closes within 90 days of the date of death or disability.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2010 for our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exerciseable	Number of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Vesting Date of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(a)	(#)	(#)	($)		(#)			($)	(#)		($)
Neil Cole(1)	76,500	—	—	$2.30	10/26/2011	236,337	(1)	12/31/2011	$4,563,667	157,558	(2)	$3,042,445
	273,500	—	—	2.30	10/26/2011	236,337	(1)	12/31/2012	4,563,667	157,558	(2)	3,042,445
	600,000	—	—	2.75	4/23/2012	—		—	—	78,779		1,521,222
	15,000	—	—	4.41	5/22/2012	—		—	—	78,779		1,521,222
	800,000	—	—	4.62	3/29/2015	—		—	—	78,779		1,521,222
	200,000	—	—	10.00	12/28/2015	—		—	—	—		—

Warren Clamen	—	—	—	—	—	3,145		4/8/2011	$60,730	—		—
	—	—	—	—	—	23,514		11/11/2011	454,055	—		—

Andrew Tarshis	—	—	—	—	—	3,145		4/8/2011	$60,730	—		—
	—	—	—	—	—	23,514		11/11/2011	454,055	—		—

Yehuda Shmidman	—	—	—	—	—	24,930		11/16/2011	$481,398	—		—
	—	—	—	—	—	24,929		11/16/2012	481,379	—		—
	—	—	—	—	—	3,145		4/8/2011	60,730	—		—
	—	—	—	—	—	5,932		8/3/2011	114,547	—		—
	—	—	—	—	—	5,931		8/3/2012	114,528	—		—
	—	—	—	—	—	5,931		8/3/2013	114,528	—		—

David Blumberg(3)	30,000	—	—	$20.18	3/9/2017	—		—	—	—		—
	55,000	—	—	20.40	3/30/2017	—		—	—	—		—
	55,000	—	—	23.66	10/3/2017	—		—	—	—		—
	30,000	—	—	20.02	12/17/2017	—		—	—	—		—
	20,000	—	—	6.65	10/2/2018	—		—	—	—		—
	15,000	—	—	17.16	9/22/2019	—		—	—	—		—
	15,000	—	—	11.66	10/30/2019	—		—	—	—		—
	15,000	—	—	16.33	6/3/2020	—

(1)	Mr. Cole was granted 1,181,684 RSUs, and 571,150 performance-based restricted common stock units, or PSUs, on February 19, 2008 pursuant to his employment agreement with us. On December 24, 2008, Mr. Cole agreed, in an amendment to his employment agreement, to defer the issuance of 1,181,684 shares of common stock underlying the RSUs until the earlier of (i) the date Mr. Cole is no longer employed by either (a) us or (b) any corporation or other entity owning, directly or indirectly, 50% or more of our outstanding common stock, or in which we or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests or (ii) a change in control (as defined in the employment agreement). In consideration of Mr. Cole’s agreement to delay the distribution to him of such shares of our common stock to which he will be entitled to receive under the RSUs as noted above, the agreement also provided for the award to Mr. Cole of an annual cash bonus to be granted under our executive incentive bonus plan, in the amount equal to $500,000 for each of the four completed calendar years commencing with the calendar year from January 1, 2009 through December 31, 2009, and ending with the calendar year from January 1, 2012 through December 31, 2012 if either one of two performance measures specified in the agreement have been satisfied. The 1,181,684 RSUs continue to vest in five substantially equal installments on each December 31st, beginning on December 31, 2008 and subject to Mr. Cole’s continuous employment with us, although the delivery of the shares underlying such RSUs has been deferred as described above.
(2)

As noted above, Mr. Cole was granted 1,181,684 RSUs and 571,150 PSUs on February 19, 2008 pursuant to his employment agreement with us. At that time he was also entitled to receive an additional 216,639 PSU’s under his employment agreement. On May 21, 2008, Mr. Cole entered into an agreement with us that provided for the rescission of 256,034 of the previously granted 571,150 PSUs, which rescinded PSUs were then added to 216,639 additional PSUs he was entitled to under his employment agreement (a total of 472,673 PSUs). These 472,673 PSUs were granted to Mr. Cole in 2009. The 551,452 PSUs reflected in the table represent the unearned portion of the 787,790 PSUs granted to Mr. Cole under the terms of his employment agreement. In February 2011, the

Compensation Committee determined that the $194.0 million EBITDA target was achieved, and, therefore, Mr. Cole earned 118,169 of the 157,558 PSU’s that he was eligible to earn for the year ended December 31, 2010. In February 2010, the Compensation Committee determined that the $160 million EBITDA target was achieved, and, therefore, Mr. Cole earned 39,390 of 157,558 PSU’s that he was eligible to receive for the year ended December 31, 2009. In February 2009, the Compensation Committee determined that the $147 million EBITDA target was achieved, and, therefore, Mr. Cole earned 78,779 of 157,558 PSU’s that he was eligible to receive for the year ended December 31, 2008. The other performance goals involving market capitalization and share price were not achieved with respect to the years ended December 31, 2010, 2009 and 2008.

(3)	At December 31, 2010 and 2009 Mr. Blumberg had been awarded 17,913 and 35,826, respectively, of the 107,476 shares of common stock issuable under his employment agreement. All of the 17,913 and 35,826 shares awarded on each such date vested on such date.

Grant dates and vesting dates for all outstanding equity awards at December 31, 2010 are as follows:

	Number of Securities Underlying Unvested Restricted Stock	Number of Securities Underlying Unexercised Options Exercisable
Name	(#)	(#)	Grant Date	Vesting Date
Neil Cole	—	76,500	10/26/2001	10/26/2001
	—	273,500	10/26/2001	10/26/2001
	—	200,000	4/23/2002	2/1/2003
	—	200,000	4/23/2002	2/1/2004
	—	200,000	4/23/2002	2/1/2005
	—	15,000	5/22/2002	5/22/2002
	—	800,000	3/29/2005	3/29/2005
	—	200,000	12/28/2005	12/28/2005
	236,337	—	8/13/2009	12/31/2011
	236,337	—	8/13/2009	12/31/2012
	78,779	—	1/28/2008	12/31/2012
	78,779	—	8/13/2009	12/31/2012
	78,779	—	8/13/2009	12/31/2012
	157,558	—	8/13/2009	12/31/2011
	157,558	—	8/13/2009	12/31/2012

Warren Clamen	23,514	—	9/22/2009	11/10/2011
	3,145	—	4/8/2010	4/8/2011

Andrew Tarshis	23,514	—	9/22/2009	11/10/2011
	3,145	—	4/8/2010	4/8/2011

Yehuda Shmidman	24,929	—	11/17/2009	11/16/2011
	24,929	—	11/17/2009	11/16/2012
	3,145		4/8/2010	4/8/2011
	5,932		8/3/2010	8/3/2011
	5,931		8/3/2010	8/3/2012
	5,931		8/3/2010	8/3/2013

David Blumberg	—	30,000	3/9/2007	3/9/2007
	—	55,000	3/30/2007	3/30/2007
	—	55,000	10/3/2007	10/3/2007
	—	30,000	12/17/2007	12/17/2007
	—	20,000	10/2/2008	10/2/2008
	—	15,000	9/22/2009	9/22/2009
	—	15,000	10/30/2009	10/30/2009
	—	15,000	6/3/2010	6/3/2010

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by our named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)
Neil Cole	245,366	$3,496,466	236,337	(3)	$4,563,667
	—	—	118,169	(3)	2,281,843

Warren Clamen	60,000	$742,800	2,982		$49,374
	50,000	372,000	1,624		24,539
	—	—	23,514		419,725

Andrew Tarshis	10,000	$86,300	2,982		$49,374
	—	—	1,624		24,539
	—	—	23,514		419,725

Yehuda Shmidman	10,000	$88,600	4,979		$82,452
	10,000	74,400	2,166		32,728
	—	—	24,929		442,246

David Blumberg	—	—	35,826		$453,915

(1)	The number of shares reflects the gross amount issued upon the exercise of the options and does not give effect to the withholding of a portion of the shares by us to satisfy certain withholding tax liability of the person exercising the options.
(2)	Included in this column is the aggregate dollar amount realized by the named executive officer upon exercise of the options.
(3)	Includes 236,337 shares of common stock underlying RSU’s that vested on December 31, 2010 and 118,169 shares of common stock underlying PSU’s that were deemed earned by the compensation committee for the year ended December 31, 2010 as more fully discussed in footnote 2 to the table of Outstanding Equity Awards at Fiscal Year-End. The delivery of the 236,337 shares of common stock underlying the RSU’s was deferred, as more fully discussed in footnote 1 to the table of Outstanding Equity Awards at Fiscal Year-End.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “—Narrative to Summary Compensation Table-and Plan-Based Awards Table—Employment Agreements”, we have entered into employment agreements with each of our named executive officers. These agreements provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The receipt of the payments and benefits to the named executive officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

Except as provided in the footnotes below, the following table provides the term of such covenants following the termination of employment as it relates to each named executive officer:

Covenant	Neil Cole	Warren Clamen	Andrew Tarshis	Yehuda Shmidman	David Blumberg

Confidentiality	Infinite duration	Infinite duration	Infinite duration	Infinite duration	Infinite duration

Non-solicitation	Two years	Three years(1)	Three years(1)	Three years(1)	Two years(3)

Non-competition	One year	Two years(1)	Two years(1)	Three years(1)	Three years(3)

Non-interference	(2)	Three years(1)	Three years(1)	Three years(1)	Two years(3)

Non-disparagement	Five years	None	None	None	None

(1)	Covenant runs from the date of the executive’s current employment agreement.
(2)	Mr. Cole’s employment agreement with us provides that during the term and a period of (i) two years thereafter, Mr. Cole cannot solicit our employees and (ii) one year thereafter, Mr. Cole cannot solicit our customers.
(3)	Covenant runs from the date the executive’s employment is terminated.

Termination Payments (without a change in control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the named executive officers under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2010 and a “change in control” had not occurred:

		Estimated Amount of Termination Payment to:
Type of Payment	Termination Event	Neil Cole(1)			Warren Clamen		Andrew Tarshis		Yehuda Shmidman		David Blumberg
Payment of earned but unpaid salary, unreimbursed expense, and accrued but unused vacation time(2)	Termination for Cause or by executive without Good Reason		none		none		none		none		none

Earned but unpaid bonuses(2)	Termination without Cause or by executive for Good Reason, death or disability		none		none		none		none		none

Lump Sum Severance Payment	Termination without Cause or by executive for Good Reason		$6,350,000	(3)	$344,110	(4)	$344,110	(4)	$730,822	(4)	400,000	(4)

Pro rata portion of current year bonuses	Death, termination without Cause, or termination by executive for Good Reason	$	none	(6)	none	(5)	none	(5)	none	(5)	none	(6)

Continued coverage under medical, dental, hospitalization and life insurance plans	Death, termination without Cause, or termination by executive for Good Reason		$52,388		$1,247		$44,207		44,072		44,207

1	Upon Mr. Cole’s termination without cause by us or for good reason by Mr. Cole, 75% of the then remaining unvested restricted stock units shall immediately vest, and the portion of performance based units shall become vested on the achievement of the performance goals through the date of termination.
2	At December 31, 2010, each named executive officer is assumed to have received all such payments.
3	Payable one half in monthly installments, and half on December 31, 2010.
4	These amounts are payable in lump sum within 30 days of termination.
5	All such bonuses are discretionary.
6	All such bonuses are performance based.

Change in Control Payments

In lieu of the lump sum severance payment upon termination without a change of control, Mr. Cole is entitled to a lump sum payment equal to three times his base salary plus three times his average annual bonus for the last three years upon termination following a change in control.

In addition to the payments made upon termination by the Company without cause or termination by the executive for good reason, the employment agreements with Messrs Tarshis, Clamen, Shmidman and Blumberg provide that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” or they terminate their employment with us for “good reason,” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such named executive officer equal to $100 less than three times the named executive officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code).

Under the circumstances described above, all of the named executive officers were entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that named executive officer. However, the sum of any lump sum payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the named executive officer, with the exception of Mr. Cole, may not equal or exceed an amount that would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code). With respect to Mr. Cole, such payment is due within 60 days of December 31, 2010.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would have been entitled upon termination of employment if we had terminated their employment without cause within twelve (12) months following a “change in control” of our Company that (by assumption) occurred on December 31, 2010 and prior to the expiration of any employment agreements.

	Cash Severance Payment		Continuation of Medical/Welfare Benefits (Present Value)	Present Value of Accelerated Vesting of Equity Awards	Present Value of Accelerated Payment of Bonus	Total Termination Benefits
Name	($)(1)		($)	($)(1)	($)	($)
Neil Cole	$9,525,000	(2)	$39,741	$4,370,389	$—	$13,935,130
Warren Clamen	2,558,196	(3)	1,085	54,197	—	2,613,477
Andrew Tarshis	2,153,156	(4)	33,705	51,025	—	2,237,886
Yehuda Shmidman	2,029,233	(5)	33,705	294,693	—	2,357,631
David Blumberg	4,496,695	(6)	33,705	1,037,661	—	5,568,062

(1)	This amount represents the unrealized value of the unvested portion of the respective named executive officer’s restricted stock based upon the closing price of our common stock on December 31, 2010.
(2)	Payable within 60 days of termination.
(3)	$345,556 is payable within 30 days of termination. The difference is due within 15 days of termination
(4)	$345,556 is payable within 30 days of termination. The difference is due within 15 days of termination.
(5)	$1,082,431 is payable within 30 days of termination. The difference is due within 15 days of termination.
(6)	$ 400,000 is payable within 30 days of termination. The difference is due within 15 days of termination.

Director Compensation

The compensation committee determined that for each full year of service as a director of our company during 2010, each non-employee member of the Board would receive a cash payment of $50,000, payable 50% on or about each January 1 and 50% on or about each July 1, and a number of restricted shares of common stock with a fair market value of $100,000 on January 1, vesting 100% on July 1 of each year. In addition, the compensation committee determined that the audit committee chair would receive an annual stipend of $15,000, and the chairs of the compensation committee and nominating and governance committee would receive an annual stipend of $10,000, each payable each July 1.

The following table sets forth compensation information for 2010 for each person who served as a member of our Board of Directors at any time during 2010 who is not also an executive officer. An executive officer who serves on our Board does not receive additional compensation for serving on the Board. See Summary Compensation Table and Grants of Plan-Based Awards Table for disclosures related to our Chairman of the Board, President and Chief Executive Officer, Neil Cole.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry Emanuel	$50,000	$100,000	—	—	—	—	$150,000
Steven Mendelow(3)	65,000	100,000	—	—	—	—	165,000
Drew Cohen	60,000	100,000	—	—	—	—	160,000
F. Peter Cuneo	50,000	100,000	—	—	—	—	150,000
Mark Friedman	60,000	100,000	—	—	—	—	160,000
James A. Marcum	50,000	100,000	—	—	—	—	150,000

(1)	Represents the aggregate grant date fair value. See Note 6 to Notes to the Consolidated Financial Statements included in this Report for a discussion for the relevant assumptions used in calculating grant date fair value.
(2)	At December 31, 2010 our non-employee directors owned the following unexercised options—Drew Cohen 50,000; Barry Emanuel—191,173; and Steven Mendelow—100,250.
(3)	Mr. Mendelow resigned from the Board on December 7, 2010.

2011 Compensation Changes—Amendment to Employment Agreement with our Chief Executive Officer

On June 17, 2011, based on approval of our compensation committee, we entered in to an amendment and extension, referred to as the amendment, to the employment agreement dated January 28, 2008, (as amended prior to June 17, 2011, referred to as the original agreement), between us and Neil Cole, our Chairman of the Board, President and Chief Executive Officer. In connection with the execution of the amendment, the compensation committee was advised by James F. Reda & Associates, LLC, an independent compensation consultant.

The amendment extends the term of Mr. Cole’s employment agreement until December 31, 2015, unless earlier terminated as provided for in the amendment. Pursuant to the amendment, Mr. Cole is entitled to a base salary of $1,000,000 through December 31, 2011 and, thereafter during the term, an annual base salary of $1,500,000. Mr. Cole received an extension signing bonus of $3,000,000, which is repayable in full under certain circumstances. Mr. Cole will be eligible to receive annual cash bonuses not to exceed 200% for each fiscal year of the term ending after December 31, 2011. Such bonus shall be a percentage of the base salary determined based on the level of our consolidated EBITDA (as defined in the amendment) achieved for such year against a target level established for such year by the compensation committee of our board of directors, in the compensation committee’s sole discretion, but with prior consultation with Mr. Cole, as follows:

Annual Level of Target EBITDA Achieved for each fiscal year ending AFTER December 31, 2011	% of Base Salary
less than 80%	0%
80% (Threshold)	50%
90%	75%
100% (Target)	100%
105%	120%
110%	145%
115%	170%
120% or more (Maximum)	200%

The amendment provides that all restricted stock units and performance stock units provided for in the original agreement shall continue to vest in accordance with the terms and conditions of the original agreement. In addition, pursuant to the amendment, Mr. Cole was granted time-vested restricted common stock units with a fair market value (as defined in the amendment) on the date of the Amendment of $4,500,000, referred to as the RSUs, and performance-based restricted common stock units with a fair market value on the date of the amendment of $26,790,000, referred to as the PSUs. The RSUs will vest in three substantially equal annual installments commencing on December 31, 2013, subject to Mr. Cole’s continuous employment with us on the applicable vesting date. The PSUs will be subject to vesting based on our achievement of certain designated performance goals during the four fiscal years beginning with the fiscal year ending December 31, 2012. Both the RSUs and PSUs are subject to forfeiture upon the termination of Mr. Cole’s employment under certain circumstances. Both the RSUs and the PSUs are subject to the terms and conditions of the 2009 Equity Plan.

The amendment provides that the original agreement shall continue in full force and effect unamended, except to the extent amended by the amendment.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our common stock as of the Record Date by each of our directors and our named executive officers, all of our executive officers and directors, as a group, and each person known by us to beneficially hold five percent or more of our common stock, based on information obtained from such persons.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options, warrants, restricted stock units and other convertible securities that are exercisable or convertible within 60 days of the Record Date and shares of our common stock underlying restricted stock awards that vest within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. Shares of common stock subject to options, warrants, restricted stock units or other convertible securities that are not exercisable or convertible and restricted stock awards that do not vest within 60 days from the Record Date are not included in the table below as “beneficially owned”. The same securities may be beneficially owned by more than one person.

Percentage ownership is based on 72,940,689 shares of our common stock outstanding as of the Record Date. The address for each beneficial owner, unless otherwise noted, is c/o Iconix Brand Group, Inc. at 1450 Broadway, 3rd Floor, New York, New York 10018.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Company’s Outstanding Common stock Beneficially Owned
Neil Cole	3,005,388	(1)	4.0%
Warren Clamen	39,146		*
Andrew Tarshis	16,940		*
Yehuda Shmidman	20,965		*
David Blumberg	270,000	(2)	*
Barry Emanuel	164,524	(3)	*
Drew Cohen	68,995	(4)	*
F. Peter Cuneo	124,771		*
Mark Friedman	39,135		*
James A. Marcum	31,315		*
Laurence N. Charney	4,114	(5)	*

Baron Capital Group, Inc. 767 Fifth Avenue New York, NY 10153	3,900,000	(6)	5.2%

Black Rock Inc. 40 East 52nd Street New York, NY 10022	5,637,025	(7)	7.5%

Luxor Capital Group 1114 Avenue of the Americas, 29th Floor New York, NY 10036	6,089,298	(8)	8.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,894,296	(9)	5.2%

All directors and executive officers as a group (11 persons)	3,764,092	(10)	5.0%

*	Less than 1%
(1)	Includes (i) 1,965,000 shares of common stock issuable upon exercise of options (ii) 709,011 shares of common stock underlying restricted common stock units that have vested but the delivery of which Mr. Cole has agreed to defer and (iii) 20,000 shares of common stock owned by Mr. Cole’s children. Does not include (i) shares held in Mr. Cole’s account under the Company’s 401(k) savings plan over which Mr. Cole has no current voting or investment power, (ii) 472,673 shares of common stock underlying restricted common stock units that have not vested, the delivery of which Mr. Cole has agreed to defer, or (iii) 204,918 shares of common stock underlying restricted common stock units that have not vested.
(2)	Includes (i) 45,000 shares of common stock issuable upon exercise of options owned by Mr. Blumberg, (ii) 205,000 shares of common stock issuable upon exercise of options owned by Blumberg Associates, LLC, and (iii) 16,000 shares owned by Blumberg Associates, LLC. Mr. Blumberg has voting and investment control over securities of the Company owned by Blumberg Associates, LLC.
(3)	Includes 141,073 shares of common stock issuable upon exercise of options.
(4)	Includes 50,000 shares of common stock issuable upon exercise of options.
(5)	On February 16, 2011, Mr. Charney was granted 4,114 shares of common stock which vest fully on July 1, 2011, which represents his equity compensation as a director for 2011, pro-rated for a partial year based on his start date. Mr. Charney was also granted 11,754 shares of common stock on February 16, 2011, which vests one third on each of the first, second and third anniversaries of the grant.
(6)	Baron Capital Group, Inc. (“BCG”) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG and Ronald Baron disclaim beneficial ownership of the shares held by their controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG and Ronald Baron hold such shares. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The information provided is based upon Schedule 13G filed by BCG and its affiliates: Bamco, Inc.; Baron Small Cap Fund; and Ronald Baron, as amended on February 14, 2011.
(7)	On December 1, 2009, Black Rock, Inc. completed its acquisition of Barclays Global Investors, NA, herein referred to as Barclays Capital. The reported amounts include shares of our common stock beneficially owned by Barclays Capital and certain of its affiliates. The information is based upon a Schedule 13G filed February 4, 2011 by Black Rock, Inc.
(8)	Based on a Schedule 13-G filed on February 14, 2011, Luxor Capital Group, LP acts as the investment manager of Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”), Luxor Spectrum, LLC, a Delaware limited liability company (the “Spectrum Onshore Fund”), Luxor Wavefront, LP, a Delaware limited partnership (the “Wavefront Fund”), Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Offshore Master Fund”), Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Feeder Fund”), Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited Partnership (the “Spectrum Offshore Master Fund”) and Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the “Spectrum Offshore Feeder Fund”) (the Onshore Fund, the Spectrum Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Offshore Master Fund and the Spectrum Offshore Feeder Funds are collectively referred to as the “Funds”) and to accounts it separately manages (the “Separately Managed Accounts”). The Offshore Master Fund is a subsidiary of Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Feeder Fund”), and the Spectrum Offshore Master Fund is a subsidiary of Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited Partnership (the “Spectrum Offshore Feeder Fund”). Luxor Management, LLC, a Delaware limited liability company (“Luxor Management”) is the general partner of Luxor Capital Group, LP, a Delaware limited partnership (“Luxor Capital Group”). Mr. Christian Leone, United States citizen, is the managing member of Luxor Management. LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”) is the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Spectrum Offshore Master Fund and the managing member of the Spectrum Onshore Fund. Mr. Leone is the managing member of LCG Holdings. Luxor Capital Group, Luxor Management and Mr. Leone may each be deemed to have voting and dispositive power with respect to the shares of Common Stock held by the Funds and the Separately Managed Accounts. LCG Holdings may be deemed to have voting and dispositive power with respect to the shares of Common Stock held by the Onshore Fund, the Spectrum Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Offshore Master Fund.
(9)

Based on a Schedule 13G filed on February 11, 2011, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the referenced Schedule 13-G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(10)	Includes (i) 2,391,073 shares of common stock issuable upon exercise of options and (ii) 709,011 shares underlying restricted stock and restricted stock unit awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	1,945,935	$6.17	1,909,669
Equity compensation plans not approved by security holders:(1)	900,500	$4.73	—

Total	2,846,435	$5.72	1,909,669

(1)	Represents the aggregate number of shares of common stock issuable upon exercise of individual arrangements with option and warrant holders, including 300,500 options issued under the terms of our 2001 Stock Option Plan. These options and warrants are up to three years in duration, expire at various dates through December 28, 2015, contain anti-dilution provisions providing for adjustments of the exercise price under certain circumstances and have termination provisions similar to options granted under stockholder approved plans. See Note 6 of Notes to the Consolidated Financial Statements included in this Report for a description of our stock option and stock incentive plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our audit committee must review and approve, where appropriate, all related party transactions.

The Candie’s Foundation

The Candie’s Foundation, a charitable foundation founded by Neil Cole for the purpose of raising national awareness about the consequences of teenage pregnancy, owed the Company $0.9 million and $0.8 million at December 31, 2010 and 2009, respectively. In February 2011, the Candie’s Foundation received a contribution of approximately $0.3 million from a licensee of ours. The Candie’s Foundation intends to pay-off the entire borrowing from us during 2011, although additional advances will be made as and when necessary.

Travel

We recorded expenses of approximately $116,000, $326,000 and $354,000 for 2010, 2009 and 2008, respectively, for the hire and use of aircraft solely for business purposes owned by a company in which our chairman, chief executive officer and president is the sole owner. We believe that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

AUDIT COMMITTEE REPORT

In 2011 the Audit Committee met with management and representatives of BDO USA, LLP to review preparations for the audit including review of control procedures required pursuant to implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and the procedures and timing of the audit of our financial statements. Following completion of the audit of the financial statements, the Audit Committee met with representatives of BDO USA, LLP and management to review the audit findings. The Audit Committee also discussed with representatives of BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communication with Audit Committees”, as adopted by the Public Accounting Oversight Board.

The Audit Committee received the written disclosures and the confirming letter from BDO USA, LLP required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with BDO USA, LLP its independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2010.

THE AUDIT COMMITTEE

F. Peter Cuneo, Chairperson

Drew Cohen

James A. Marcum

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO USA, LLP has audited and reported upon our financial statements for our fiscal year ending December 31, 2010. The audit committee of the Board of Directors has re-appointed BDO USA, LLP as our independent registered public accountants for 2011. Although stockholder approval of the appointment of BDO USA, LLP is not required by law, the audit committee and the Board of Directors believe that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the appointment of BDO USA, LLP is being submitted for stockholder ratification, the audit committee reserves the right, even after ratification by stockholders, to change the appointment of BDO USA, LLP our independent registered public accountants, at any time during the 2011 fiscal year, if it deems such change to be in our best interest. A representative of BDO USA, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO USA, LLP to audit our financial statements, we engage BDO USA, LLP from time to time to perform other services.

Audit Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for 2010 and 2009, internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q, comfort letter and consents related to SEC registration statements and other capital raising activities for 2010 and 2009 totaled approximately $600,000 and $473,000, respectively.

Audit-Related Fees. There were approximately $264,000 and $265,650 aggregate fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements for 2010 and 2009, respectively, and that are not disclosed in the paragraph captions “Audit Fees” above. The majority of the audit-related fees in 2010 and 2009 were related to acquisitions.

Tax Fees. The aggregate fees billed by BDO USA, LLP for professional services rendered for tax compliance, for 2010 and 2009, were approximately $55,000 and $55,000, respectively. There were no fees billed by BDO USA, LLP for professional services rendered for tax advice and tax planning for 2010 and 2009.

All Other Fees. There were no fees billed by BDO USA, LLP for products and services, other than the services described in the paragraphs captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” above for 2010 and 2009.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO USA, LLP in 2010. Consistent with the Audit Committee’s responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved all the foregoing audit services and permissible non-audit services provided by BDO USA, LLP.

Recommendation

The Board of Directors recommends that you vote FOR approval of Proposal II and the ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2011.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

We are asking stockholders to approve a non-binding advisory resolution on its named executive officer compensation as reported in this Proxy Statement. As described within the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured the Company’s named executive officer compensation program to achieve the following objectives:

•	to attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward company and individual performance;

•	to emphasize equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	to support and encourage our financial growth and development;

•	to motivate our named executive officers to continually provide excellent performance throughout the year;

•	to ensure continuity of services of named executive officers so that they will contribute to, and be a part of, our long-term success; and

•	to manage fixed compensation costs through the use of performance and equity-based compensation.

The Company and the Compensation Committee of our Board of Directors consistently review our executive compensation program to ensure that it reflects the competition in the market place for talented individuals so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” within, which describes in more detail how the Company’s named executive officer compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success. For 2010, our revenue grew to $332.6 million, representing an increase of 43% over the prior year. EBITDA attributable to the Company grew to $209.6 million in 2010, representing a 29% increase over the prior year. Net income attributable to the Company grew to $98.8 million in 2010, an increase of 32% over the prior year. Our strong earnings and operational excellence contributed to Free Cash Flow attributable to the Company of $166.6 million, an increase of 24% from the prior year. Please refer to Annex A for unaudited reconciliation tables from U.S. GAAP amounts to non-GAAP amounts relating to EBITDA and Free Cash Flow.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Iconix Brand Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

Board Recommendation

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal. The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution on the Company’s named executive officer compensation.

PROPOSAL IV

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON THE RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

In Proposal III above, we are asking stockholders to vote on a non-binding advisory resolution on named executive officer compensation, and we will provide this type of advisory vote at least once every three years. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal IV we are asking stockholders to vote on the frequency of future non-binding advisory votes on named executive officer compensation.

The Board of Directors believes that an annual advisory vote on executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future non-binding advisory votes on named executive officer compensation to occur every year. While our named executive officer compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that named executive officer compensation disclosures are made annually and holding an annual non-binding advisory vote on named executive officer compensation will provide us with more direct and immediate feedback on our compensation disclosures.

Pursuant to this non-binding advisory vote on the frequency of future non-binding advisory votes on named executive officer compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation. The vote is non-binding on the Board of Directors. Nevertheless, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Director’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Board Recommendation

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy are required for approval of this proposal. The Board of Directors unanimously recommends a vote for “1 YEAR” as the preferred frequency for the approval of the non-binding advisory resolution on the Company’s named executive officer compensation.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2012 must submit the proposal in proper form consistent with our By-Laws to us at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act not later than March 10, 2012 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such proposals, should contain the name and record address of the stockholder, the class and number of shares of our common stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be require to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Securities Exchange Act of 1934. The proposal and as well as any questions related thereto, should be directed to the Company’s Secretary.

If a stockholder submits a proposal after the March 10, 2012 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting of Stockholders (but not in our proxy statement) for the fiscal year ending December 31, 2011 to be held in 2012, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to the Secretary of the Company in proper form at the address set forth above so that it is received by the Company’s Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Our 2010 annual report to stockholders is being made available to stockholders via the Internet. If you would like to receive printed copy of our proxy statement and annual report, you should follow the instructions for requesting such information in the notice you receive.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 will be provided upon written request to Iconix Brand Group, Inc. at 1450 Broadway, 3rd Floor, NY, NY 10018, Attention: Corporate Secretary. The Form 10-K also is available on our website at www.iconixbrand.com.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Neil Cole,

Chairman of the Board,

President and Chief Executive Officer

July 5, 2011

Annex A

	(Unaudited)
	Year ended
(in thousands)	Dec. 31, 2010	Dec. 31, 2009
EBITDA(1)	$209,567	$163,081

Reconciliation of EBITDA:
Net Income	98,847	75,111
Add: Income taxes	52,409	41,222
Add: Net interest expense and other	49,552	38,733
Add: Depreciation and amortization	8,759	8,015

EBITDA	$209,567	$163,081

(1)	EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, write-off of marketable securities, depreciation and amortization expenses. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)
	Year ended
in thousands)	Dec. 31, 2010	Dec. 31, 2009
Free Cash Flow(2)	$166,571	$134,843

Reconciliation of Free Cash Flow:
Net Income	98,847	75,111
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of trademarks and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks and non-cash write-off of marketable securities	70,914	63,605
Less: Capital expenditures	(3,190)	(3,873)

Free Cash Flow	$166,571	$134,843

(2)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/loss from sale of trademarks, non-cash write-off of marketable securities, and less capital expenditures. Free Cash Flow also excludes any changes in Balance Sheet items. We believe Free Cash Flow is useful in evaluating our financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

ICONIX BRAND GROUP, INC.

VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE

As a stockholder of Iconix Brand Group, Inc., you have the option of voting  your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on August 17, 2011.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES IN PROPOSAL 1 AND THE OTHER PROPOSAL LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND 1 YEAR FOR PROPOSAL 4.	Please mark your votes like this	☒

	FOR all nominees listed below (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

1. Election of Directors:	☐	☐

01. Neil Cole, 02. Barry Emanuel, 03. Drew Cohen, 04. F. Peter Cuneo, 05. Mark Friedman, 06. James A. Marcum and 07. Laurence N. Charney

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011.	☐	☐	☐

3. To approve, by non-binding advisory vote, the resolution approving named executive officer compensation.		☐	☐	☐
	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

4. To approve, by non-binding advisory vote, the frequency of future advisory votes on the resolution approving named executive officer compensation.	☐	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	, 2011.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held August 18, 2011.

The Proxy Statement and our 2010 Annual Report to Stockholders are

available at: http://www.cstproxy.com/iconixbrand/2011

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

ICONIX BRAND GROUP, INC.

1450 BROADWAY, 3rd Floor

NEW YORK, NEW YORK 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 18, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints NEIL COLE and WARREN CLAMEN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) on Thursday, August 18, 2011, at the offices of the Company, 1450 Broadway, 4th Floor, New York, NY 10018 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side:

(Continued and to be dated and signed on reverse side)